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                                                                     Exhibit 3.1

                                 TRUST AGREEMENT

                                       OF

                             AIRCRAFT FINANCE TRUST

            This TRUST AGREEMENT, dated as of April 13, 1999 (this "Agreement"), is by and between UNICAPITAL AFT-I, INC. and UNICAPITAL AFT-II INC., each a Delaware corporation, as grantors (collectively the "Depositor"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation (the "Trustee"). The Depositor and the Trustee hereby agree as follows:

            1. The trust created hereby (the "Trust") shall be known as "Aircraft Finance Trust," in which name the Trust may conduct business, make and execute contracts, and sue and be sued.

            2. Wilmington Trust Company is hereby appointed trustee of the Trust and hereby accepts such appointment. The Depositor hereby sells, assigns, transfers, conveys and sets over to the Trustee, as of the date hereof, the sum of one dollar ($1.00). The Trustee hereby acknowledges receipt in trust of such amount from the Depositor as of the date hereof and hereby declares that it will hold such amount in trust upon and subject to the conditions set forth herein for the use and benefit of the Depositor, as the sole beneficiary of the Trust. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under the Delaware Business Trust Act, 12 Del. Code ss. 3801 et seq. (the "Business Trust Statute"), and that this document constitute the governing instrument of the Trust. The business and purpose of the Trust shall be to directly or indirectly acquire a portfolio of aircraft and related leases and to securitize the lease receivables. The Trustee is hereby authorized and directed by the Depositor to file a certificate of trust with the Office of the Secretary of State of the State of Delaware, pursuant to the Business Trust Statute.

            3. The Trustee shall be the trustee required to 12 Del. Code ss. 3807(a), shall have only the rights, obligations and liabilities specifically provided for herein and in the Business Trust Statute and shall have no implied rights, obligations or liabilities with respect to the affairs of the Trust. Unless and to the extent specifically directed by the Depositor and consented to in writing by the Trustee, the Trustee shall not participate in any decisions relating to, or possess any authority independently to manage or control, the business and affairs of the Trust. Pursuant to Section 3806 of the Business Trust Statute, the Trust shall be managed, and the Trust's business shall be controlled and conducted, solely at the direction of the Depositor in accordance with this Agreement. In no event shall the trustee have liability for any acts or omissions of, or taken at the direction of, the Depositor. The Trustee shall have the power and authority to take such actions, to execute, deliver, acknowledge and file all necessary documents and to maintain all necessary records on behalf of the Trust as required by the Business Trust Statute and this Agreement or as directed in writing by the

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Depositor. The Trustee shall provide notice to the Depositor of its performance of any of the foregoing. The Depositors shall reasonably keep the Trustee informed of any actions taken by the Depositor with respect to the Trust that affect the rights, obligations or liabilities of the Trustee hereunder or under the Business Trust Statute. In no way limiting any of the foregoing, the Trust is hereby expressly authorized to apply for and purchase directors and officers insurance in such amounts and at such terms as the Depositor may instruct the Trustee, and may form such subsidiaries, and settle such trusts, as the Depositor may instruct the Trustee.

            4. The Depositor is hereby specifically empowered, authorized and directed to execute, deliver and perform on behalf of the Trust, such instruments, agreements, deeds, conveyances and other documents as the Depositor determines are necessary or desirable in connection with the Trust's business or purposes, such determination to be conclusively, but not exclusively, evidenced in each case by the execution and delivery of such instruments, agreements, deeds, conveyances or other documents by the Depositor.

            5. To the fullest extent permitted by law, the Depositor and the Trust shall defend and indemnify the Trustee for, and hold it harmless against, any and all losses and liabilities, obligations, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation for services rendered by the Trustee under this Agreement), claims, actions, suits or out-of-pocket expenses or costs of any kind and nature whatsoever incurred or arising out of or in connection with the acceptance or administration of this Trust (each, a "Claim"), including the reasonable costs and out-of-pocket expenses of the Trustee defending itself against any Claim, except to the extent that the same may be incurred or arise out of the bad faith, gross negligence or willful misconduct of such Trustee. The foregoing indemnification obligations shall survive the termination of this Agreement.

            6. The Depositor and the Trustee will enter into an amended and restated trust agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby, which agreement shall amend and restate this Agreement in its entirety.

            7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws).

            8. This Agreement may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

            [THE REMAINDER OF THIS PAGE IS BLANK
            INTENTIONALLY; THE NEXT PAGE IS THE
            SIGNATURE PAGE]


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                    WILMINGTON TRUST COMPANY

                                    By: /s/ Patricia A. Evans
                                        -------------------------------------
                                        Name: Patricia A. Evans
                                              -------------------------------
                                        Title: Financial Services Officer
                                               ------------------------------


                                    UNICAPITAL AFT-I, INC.

                                    By: /s/ Daniel M. Chait
                                        -------------------------------------
                                        Name: Daniel M. Chait
                                              -------------------------------
                                        Title: VP
                                              -------------------------------


                                    UNICAPITAL AFT-II, INC.

                                    By: /s/ Daniel M. Chait
                                        -------------------------------------
                                        Name: Daniel M. Chait
                                              -------------------------------
                                        Title: VP
                                              -------------------------------